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                                                                    Exhibit 99.1

           Sheldahl seeks protection under Chapter 11 Bankruptcy Code

                   Company Plans To Reorganize As A New Entity

Northfield, Minnesota - April 30, 2002 - Sheldahl Inc. announced today that it had filed a voluntary petition for Chapter 11 reorganization with the U.S. Bankruptcy Court for the District of Minnesota. The Company said it intends to reorganize by selling substantially all of its assets under a Section 363 sale pursuant to the U.S. Bankruptcy Code. Ampersand Venture Capital, Molex Inc. and Morgenthaler Partners, Sheldahl's three largest shareholders have indicated their intention to acquire the assets of Sheldahl in such a transaction. Sheldahl expects to continue to operate its business and meet all customer requirements.

"We believe the transaction contemplated is the best alternative to maintain our service to customers, the confidence of our vendors and to retain as many employees as possible. Regrettably we do not anticipate any residual value for shareholders," said Benoit Pouliquen, President and Chief Executive Officer. "Over the last year we have successfully reorganized our operations to concentrate on our core Materials and Flex Interconnect businesses. Today's actions are intended to provide the capital structure to support the future growth of the business."

Additionally Ampersand, Molex and Morgenthaler will provide the company with $1.5 million of Debtor-in-Possession (DIP) financing. Sheldahl anticipates receiving prompt approval for that financing from the Bankruptcy Court.

John Lutsi, Chairman of the Board of Sheldahl and General Partner with Morgenthaler said, "Upon the consummation of the contemplated transaction, a new Company will emerge with sufficient capital to invest in key projects. This will help ensure the survival of a strong competitor in the Materials and Interconnect industry for years to come. "

Over the last year, Sheldahl's management has aggressively worked to lower its cost structure and position the Company to capitalize on growth opportunities in its core businesses, Materials and Flex Interconnect. The Company recently announced the closing of its Endicott, New York facility which is proceeding according to plan. In the fourth Quarter of 2001 the Company reported Earnings before interest, taxes, depreciation and amortization (Ebitda) of ($251,000) excluding write-offs for impairment of fixed assets, goodwill and intangible assets, a $6 million improvement over the prior Quarter. The Company further expects to report a slight improvement in its first Quarter 2002 Ebitda .

Mr. Pouliquen concluded," The improvement of our financial performance over the last six months in spite of difficult market conditions is a significant achievement. The fact that our Materials and Flex Interconnect operations located in Northfield have achieved positive operating cash flow (Ebitda) in the last two Quarters demonstrates the success of our operational restructuring. The restructuring of our balance sheet is the next logical step in our efforts and will allow us to capitalize on future growth opportunities. We are committed to the restructuring of our finances

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and believe that with the resources of Ampersand, Molex and Morgenthaler, we will be successful in our efforts"

About Sheldahl
Sheldahl, Inc. is a leading producer of high-density substrates, high-quality flexible printed circuitry, and flexible laminates primarily for sale to the automotive, electronics and data communications markets. The company, which is headquartered in Northfield Minnesota, has operations in Northfield; Longmont, Colorado; Endicott, NY; Toronto, Ontario, Canada; and Chihuahua, Chih., Mexico. Sheldahl's Common Stock trades on the Nasdaq National Market tier of the Nasdaq Stock Market under the Symbol: SHEL. Sheldahl news and information can be found on the World Wide Web at [ ] HYPERLINK http://www.sheldahl.com [ ] [ ] http://www.sheldahl.com [ ].

                                      # # #

Contact:

Troy McCombs
Coltrin & Associates
212-221-1616
troy_mccombs@coltrin.com

The discussion above contains statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements by their nature involve substantial risks and uncertainties as described by Sheldahl's periodic filings. Actual results may differ materially depending on a variety of factors. Information with respect to the risks and uncertainties faced by Sheldahl may be found in, and the prior discussion is qualified in its entirety by, the Risk Factors contained in the Company's filings with the Securities and Exchange Commission including Sheldahl's Annual Report, Form 10-K for the fiscal year ended December 29, 2000, and other SEC filings. Sheldahl does not undertake any obligation to update any such factors or to publicly announce developments or events relating to the matters described herein.